Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of subsidiaries of Sally Beauty Holdings, Inc. as of September 30, 2025:

Subsidiary Name	State or Other Jurisdiction of Incorporation

Arcadia Beauty Labs LLC	Delaware
Arcadia Beauty Labs II LLC	Delaware
Armstrong McCall Holdings, Inc.	Texas
Armstrong McCall Holdings, L.L.C.	Delaware
Armstrong McCall Management, L.C.	Texas
Armstrong McCall, L.P.	Texas
Beauty Holding LLC	Delaware
Beauty Systems Group (Canada), Inc.	Canada
Beauty Systems Group LLC	Virginia
BSG Canada Holdings Company	Canada
Diorama Services Company, LLC	Delaware
Gen X Beauty LLC	Delaware
Innovations-Successful Salon Services	California
Kapperscentrale Bauwens N.V.	Belgium
Loxa Beauty LLC	Indiana
MHR Limited	England
Neka Salon Supply, Inc.	New Hampshire
Procare Laboratories, Inc.	Delaware
Pro-Duo Deutschland GmbH	Germany
Pro-Duo France SAS	France
Pro-Duo NV	Belgium
Sally Beauty Canada Holdings LLC	Delaware
Sally Beauty de Puerto Rico, Inc.	Puerto Rico
Sally Beauty International Finance LLC	Delaware
Sally Beauty International, Inc.	Delaware
Sally Beauty Military Supply LLC	Delaware
Sally Beauty Netherlands BV	Netherlands
Sally Beauty Supply BV	Netherlands
Sally Beauty Supply LLC	Virginia
Sally Capital Inc.	Delaware
Sally Chile Global Holdings SpA	Chile
Sally Chile Holding SpA	Chile
Sally Chile Worldwide Holdings SpA	Chile
Sally Holdings LLC	Delaware
Sally International Holdings LLC	Delaware
Sally Investment Holdings LLC	Delaware
Sally Salon Services (Ireland) Ltd	Ireland
Sally Salon Services Ltd	England
Sally UK Holdings Limited	England
Salon Success International, LLC	Florida
SBCBSG Company de Mexico, S. de R.L. de C.V.	Mexico
SBCEDIS Company de Mexico, S. de R.L. de C.V.	Mexico
SBH Inspires Foundation	Delaware
SBIFCO Company de Mexico, S.A. de C.V.	Mexico
Sinelco Group BV	Belgium
Sinelco International BV	Belgium
Sinelco Italiana SRL	Italy
Vigox BV	Belgium